Exhibit No. 99

News Release

Media Line: (410) 470-7433 www.constellation.com

Media Contacts:	Lawrence McDonnell
Paul Adams
(410) 470-7433

Investor Contact:	Sandra Brummitt
(410) 470-6440

Constellation Energy Reports Full Year 2010 Results

BALTIMORE, Feb. 4, 2011 — Constellation Energy (NYSE: CEG) today reported adjusted earnings of $3.06 per share for the full year 2010, compared with adjusted earnings of $3.36 per share in 2009. Adjusted earnings exclude the cumulative effects of changes in accounting principles, discontinued operations and special items (which are defined as significant items that are not related to the company’s ongoing, underlying business or which distort comparability of results). On a Generally Accepted Accounting Principles (GAAP) basis, Constellation Energy reported a loss of $4.90 per share, compared with earnings of $22.19 per share in 2009. The 2010 GAAP results include noncash impairment charges related to our existing nuclear joint venture, Constellation Energy Nuclear Group, LLC (CENG), and our former nuclear joint venture, UniStar Nuclear Energy, LLC. The 2009 GAAP results reflect the gain on our sale of a 49.99 percent interest in CENG to EDF Group (EDF).

Constellation Energy reaffirmed its 2011 earnings guidance range of $3.10 to $3.40 per share and its 2012 guidance range of $2.40 to $2.70 per share.

“We ended 2010 having completed all of the strategic initiatives we announced at the start of the year, successfully putting our core businesses in a stronger position to operate more efficiently, strengthen existing customer relationships and win new business,” said Mayo A. Shattuck III, chairman, president and chief executive officer of Constellation Energy. “We completed our goal of deploying more than $1 billion of cash to acquire strategically located generation assets, including the 2,950-megawatt Boston Generating fleet in New England and the 550-megawatt Colorado Bend Energy Center near Wharton, Texas. Through acquisitions and organic growth, we significantly increased our generation capacity during the year, laying the foundation for continued growth in our wholesale and retail energy supply businesses in regions where our load obligations exceed our physical generating capacity.

“Our NewEnergy segment maintained its focus on selling customers innovative products and services, such as on-site solar installations,” Shattuck said. “In September, we announced the acquisition of CPower, increasing our managed load response to approximately 1,500 megawatts and making us the second-largest load response provider in competitive commercial and industrial markets. We also made a strategic decision to offer electricity to residential customers in Maryland and New Jersey, growing to more than 80,000 customers by year end.

“Baltimore Gas and Electric Company (BGE), our regulated utility, exceeded its targets for safety, customer service and financial performance for the year,” Shattuck said. “In August, BGE received Maryland Public Service Commission (PSC) approval to deploy one of the most ambitious smart grid programs in the nation. When fully implemented, this initiative will lead to improvements in service and reliability, and facilitate expected customer savings of more than $2.5 billion over the life of the program. BGE also received a summary order from the PSC on its combined electric and gas rate filing — the first such filing in more than 17 years. BGE is awaiting receipt of the PSC’s comprehensive order detailing its findings.

“Looking ahead, we believe our investments in clean generation, efficiency and new products put us in strong position to benefit as the energy market recovers,” Shattuck said.

The following table summarizes adjusted earnings per share and earnings per share reported in accordance with GAAP for the company’s business segments and provides a reconciliation to total company reported earnings.

	Three Months Ended December 31,
	2010			2009
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
EARNINGS (LOSS) PER COMMON SHARE	EPS*	EPS		EPS*	EPS
Baltimore Gas and Electric	$0.15	$0.15		$(0.16)	$0.18	(3)
NewEnergy	0.02	(0.15	)(1)	(0.24)	(0.20	)(4)
Generation	0.60	0.40	(2)	22.39	0.32	(5)
Other	0.02	0.02		(0.03)	—	(6)
Diluted Earnings Per Share	$0.79	$0.42		$21.96	$0.30

* Unaudited.

Reported GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1) Subtraction of gain on international coal contract dispute settlement of $(0.17) per share.

(2) Subtraction of gain on comprehensive agreement with EDF of $(0.60) per share. Addition of economic value of CENG joint venture power purchase agreement (PPA) amortization of $0.15 per share, addition of  amortization of CENG joint venture basis difference of $0.12 per share, addition of impairment losses and other costs of $0.11 per share and addition of credit facility amendment fees incurred in connection with the 2009 EDF transaction of $0.02 per share.

(3) Addition of BGE residential customer rate credit accrual of $0.34 per share.

(4) Addition of impairment losses and other costs of $0.01 per share, addition of merger termination and other strategic alternative costs of $0.01 per share, addition of credit facility amendment fees incurred in connection with the 2009 EDF transaction of $0.01 per share and addition of work force reduction costs of $0.01 per share.

(5) Subtraction of gain on sale of 49.99 percent membership interest in CENG joint venture to EDF of $(22.13) per share, subtraction of merger termination and other strategic alternative costs of $(0.12) per share and subtraction of impairment losses and other costs of $(0.01) per share. Addition of  amortization of CENG joint venture basis difference of $0.09 per share, addition of loss on redemption of Zero Coupon Notes of $0.05 per share, addition of losses from UniStar of $0.03 per share and addition of credit facility amendment fees incurred in connection with the 2009 EDF transaction of $0.02 per share.

(6) Addition of impairment losses and other costs of $0.03 per share.

	Year Ended December 31,
	2010			2009
	Reported			Reported
	GAAP	Adjusted		GAAP	Adjusted
EARNINGS (LOSS) PER COMMON SHARE	EPS*	EPS		EPS*	EPS
Baltimore Gas and Electric	$0.67	$0.69	(1)	$0.46	$0.80	(5)
NewEnergy	0.69	0.54	(2)	(2.00)	0.46	(6)
Generation	(6.26)	1.81	(3)	23.79	2.11	(7)
Other	—	0.02	(4)	(0.06)	(0.01	)(8)
Diluted (Loss) Earnings Per Share	$(4.90)	$3.06		$22.19	$3.36

* Unaudited.

Reported GAAP EPS was adjusted by the following amounts to calculate Adjusted EPS

(1) Addition of deferred income tax expense associated with Medicare Part D prescription drug subsidies of $0.02 per share.

(2) Subtraction of gain on international coal contract dispute settlement of $(0.17) per share. Addition of credit facility amendment fees incurred in connection with the 2009 EDF transaction of $0.02 per share.

(3) Addition of impairment losses and other costs of $7.41 per share, addition of amortization of the CENG joint venture basis difference of $0.59 per share, addition of economic value of CENG joint venture PPA amortization of $0.56 per share, addition of loss due to early retirement of 7 percent Notes due April 1, 2012, of $0.15 per share, addition of credit facility amendment fees incurred in connection with the 2009 EDF transaction of $0.05 per share and addition of losses on UNE of $0.03 per share. Subtraction of gain on comprehensive agreement with EDF of $(0.60) per share and subtraction of gain on sale of Mammoth Lakes geothermal generating facility of $(0.12) per share.

(4) Addition of deferred income tax expense associated with Medicare Part D prescription drug subsidies of $0.02 per share.

(5) Addition of BGE residential customer rate credit accrual of $0.34 per share.

(6) Addition of net losses from divested operations of $1.86 per share, addition of impairment losses and other costs of $0.41 per share, addition of merger termination and other strategic alternative costs of $0.10 per share, addition of work force reduction costs of $0.05 per share and addition of credit facility amendment fees incurred in connection with the 2009 EDF transaction of $0.04 per share.

(7) Subtraction of gain on sale of 49.99 percent membership interest in CENG joint venture to EDF of $(22.25) per share. Addition of impairment losses and other costs of $0.23 per share, addition of  amortization of CENG joint venture basis difference of $0.09 per share, addition of losses on UNE of $0.08 per share, addition of credit facility amendment fees incurred in connection with the 2009 EDF transaction of $0.07 per share, addition of loss on redemption of Zero Coupon Notes of $0.05 per share and addition of merger termination and other strategic alternative costs of $0.05 per share.

(8) Addition of impairment losses and other costs of $0.05 per share.

BGE

BGE reported adjusted earnings of $0.69 per share, down from $0.80 per share in 2009. The decrease was the result of higher operating and maintenance costs driven by a combination of increased storm-related expenses and inflation, partially offset by lower bad debt expense and higher power transmission revenue.

Generation

The Generation segment reported adjusted earnings of $1.81 per share, down $0.30 from 2009 adjusted results of $2.11 per share. The decline was driven primarily by the loss of earnings resulting from our sale of a 49.99 percent interest in CENG to EDF in November 2009.

NewEnergy

Our NewEnergy segment reported adjusted earnings of $0.54 per share in 2010, improving $0.08 per share as compared with 2009. The adjusted earnings were negatively impacted by noncash mark-to-market earnings. Excluding this impact, the increase in adjusted earnings was primarily the result of improved profitability in our power operations and greater upstream gas production.

Financial Statements

The Dec. 31, 2010, financial statements and supplemental information are attached.

Adjusted Earnings

Constellation Energy presents adjusted earnings per share (adjusted EPS) in addition to reported earnings per share in accordance with generally accepted accounting principles (reported GAAP EPS). Adjusted EPS is a non-GAAP financial measure that differs from reported GAAP EPS because it excludes the cumulative effects of changes in accounting principles, discontinued operations and special items (which we define as significant items that are not related to our ongoing, underlying business or which distort comparability of results) included in operations.

We present adjusted EPS because we believe that it is appropriate for investors to consider results excluding these items in addition to our results in accordance with GAAP. We believe such a measure provides a picture of our results that is more comparable among periods, since it excludes the impact of items such as impairment losses, work force reduction costs or gains and losses on the sale of assets, which may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted earnings). This non-GAAP measure is also used to evaluate management’s performance and for compensation purposes.

Constellation Energy also provides its earnings guidance in terms of adjusted EPS. Constellation Energy is unable to reconcile its guidance to GAAP earnings per share because we do not predict the future impact of special items due to the difficulty of doing so. In the past, the impact of special items has been material to our operating results computed in accordance with GAAP.  We note that such information is not in accordance with GAAP and should not be viewed as a substitute to GAAP information.

SEC Filings

Constellation Energy plans to file its Form 10-K on or about Feb. 25, 2011.

Forward-Looking Statements

We make statements in this news release that are considered forward-looking statements within the meaning of the Securities Exchange Act of 1934. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Conference Call Feb. 4, 2011

Constellation Energy will host a conference call at 8:30 a.m. (EST) on Friday, Feb. 4, 2011, to review the results.  Analysts, investors, media and the public may participate by dialing in shortly before 8:30 a.m. using the following information:

U.S. — (888) 455-2894

International — (773) 681-5899

Password — ENERGY

A replay will be available approximately one hour after the end of the call by dialing (866) 380-8124 or (203) 369-0355 (international). The replay will be available for 90 days.

A live audio webcast of the conference call, presentation slides and the earnings press release will be available on the Investor Relations page of Constellation Energy’s website (www.constellation.com). A webcast replay, as well as a replay in downloadable MP3 format, will also be available on the site shortly after the completion of the call. The call will be recorded and archived on the site.

About Constellation Energy

Constellation Energy (www.constellation.com) is a leading competitive supplier of power, natural gas and energy products and services for homes and businesses across the continental United States. It owns a diversified fleet of generating units, totaling approximately 12,000 megawatts of generating capacity, and is a leading advocate for clean, environmentally sustainable energy sources, such as solar power and nuclear energy.  The company delivers electricity and natural gas through the Baltimore Gas and Electric Company (BGE), its regulated utility in Central Maryland. A FORTUNE 500 company headquartered in Baltimore, Constellation Energy had revenues of $14.3 billion in 2010.

Addendum — Amounts Excluded to Arrive at Adjusted EPS

	Quarter Ended December 31, 2010		Year Ended December 31, 2010
	After-Tax Income		After-Tax Income
	(Expense) Impact		(Expense) Impact
	($ millions)	(Per Share)	($ millions)	(Per Share)

Impairment Losses and Other Costs:
Investment in CENG Joint Venture	$14.2	$0.07	$1,360.6	$6.79
Investment in UniStar Nuclear Energy	0.3	—	86.7	0.43
Other Equity Investments	7.3	0.04	39.8	0.19

Gain on Comprehensive Agreement with EDF	(121.2)	(0.60)	(121.2)	(0.60)

CENG Joint Venture Results:
Amortization of Basis Difference	23.3	0.12	117.5	0.59
Transaction-Related Costs	4.9	0.02	13.6	0.07

UniStar Nuclear Energy Results	1.0	—	5.9	0.03

International Coal Contract Dispute Settlement	(35.4)	(0.17)	(35.4)	(0.17)

Loss on Retirement of 7 percent Notes	—	—	30.9	0.15

Deferred Income Tax Expense - Medicare Part D	—	—	8.8	0.04

Gain on Sale of Mammoth Lakes	—	—	(24.7)	(0.12)

Total Special Items Excluding CENG PPA Amortization	(105.6)	(0.52)	1,482.5	7.40

CENG PPA Amortization	29.6	0.15	113.3	0.56

Total Special Items	$(76.0)	$(0.37)	$1,595.8	$7.96

Impairment Losses and Other Costs

Fourth quarter 2010 activity primarily reflects the following:

•                  Revised estimated deferred income tax impacts associated with the fair value of our retained interest in our CENG joint venture with EDF as adjusted for the effect of the impairment charge we recognized in the third quarter of 2010.

•                  An $8.4 million pre-tax impairment charge associated with an other-than-temporary decline in one of our equity method investments in independent power producers as a result of continuing depressed energy prices.

Gain on Comprehensive Agreement with EDF

On Oct. 26, 2010, we reached a comprehensive agreement with EDF that restructured the relationship between our two companies, eliminated the outstanding asset put arrangement and established the full ownership of UniStar Nuclear Energy by EDF. In connection with this, we recognized a $202 million pre-tax gain in the fourth quarter of 2010.

CENG Joint Venture Results

•                  Amortization of Basis Difference - We have a basis difference between the carrying value of our investment in CENG and our underlying equity in CENG. This basis difference was caused by the requirement to record our investment in CENG at fair value at closing, while CENG’s assets and liabilities retained their carrying value. We are amortizing this basis difference over the respective useful lives of the assets of CENG or as those assets impact the earnings of CENG. The impairment charge we recognized on our investment in CENG in the third quarter of 2010 reduced this basis difference.

•                  Transaction-Related Costs - In the fourth quarter, we continued to record the amortization of credit facility amendment fees associated with closing the sale of a 49.99 percent interest in CENG to EDF.

UniStar Nuclear Energy Results

Consistent with our 2010 earnings guidance, we have excluded our equity in the operating results of UniStar Nuclear Energy prior to the sale of our interest to EDF, as UniStar remained in a development stage.

International Coal Contract Dispute Settlement

During the fourth quarter of 2010, we finalized the settlement of a contract dispute with a third party international coal supplier recognizing pre-tax earnings of $56.6 million. We divested the majority of our international commodities operations in 2009.

Loss on Retirement of 7 Percent Notes

In February 2010, we retired an aggregate principal amount of $486.5 million of our 7 percent Notes due April 1, 2012, pursuant to a cash tender offer, at a premium of approximately 11 percent. We recorded a pre-tax loss on this transaction of $51.6 million in the first quarter of 2010. This redemption was part of our plan to use approximately $1 billion of the proceeds from the November 2009 sale of a 49.99 percent interest in CENG to EDF to reduce our outstanding debt.

Deferred Income Tax Expense - Medicare Part D

In the first quarter of 2010, we recorded a noncash charge to reflect additional deferred income tax expense of approximately $8.8 million associated with the elimination of the tax exemption for Medicare Part D prescription drug subsidies after Dec. 31, 2012. This charge was a result of healthcare reform legislation enacted in March 2010.

Gain on Sale of Mammoth Lakes

In August 2010, we completed the sale of our 50 percent equity interest in the Mammoth Lakes geothermal generating facility in California and recorded a $38 million pre-tax gain in the third quarter of 2010.

CENG PPA Amortization

Based on energy prices at the time of the closing of the EDF transaction in November 2009, we recorded an approximately $0.8 billion “unamortized energy contract asset” for the value of our PPA with CENG, and CENG recorded an approximately ($0.8) billion “unamortized energy contract liability.” Both entities are amortizing these amounts in 2010 and 2011, with the total net economic value to be realized by us in the form of lower purchased power costs equal to approximately $0.4 billion as a result of our 50.01 percent ownership interest in CENG. During the fourth quarter of 2010, we realized approximately $48.5 million pre-tax in economic value relating to the amortization of the PPA with CENG.

Constellation Energy Group and Subsidiaries

Consolidated Statements of Income (Loss) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(In Millions, Except Per Share Amounts)
Revenues
Nonregulated revenues	$2,690.7	$2,653.0	$10,883.0	$12,024.3
Regulated electric revenues	573.4	569.9	2,752.1	2,820.7
Regulated gas revenues	210.5	180.7	704.9	753.8
Total revenues	3,474.6	3,403.6	14,340.0	15,598.8

Expenses
Fuel and purchased energy expenses	2,394.9	2,457.9	10,001.7	11,013.1
Fuel and purchased energy expenses from affiliate	225.5	122.5	900.8	122.5
Operating expenses	463.4	497.4	1,691.1	2,228.0
Merger termination and strategic alternatives costs	—	94.6	—	145.8
Impairment losses and other costs	8.4	21.4	2,476.8	124.7
Work force reduction costs	—	1.0	—	12.6
Depreciation, depletion, and amortization	138.4	142.3	517.6	589.1
Accretion of asset retirement obligations	0.5	7.7	1.9	62.3
Taxes other than income taxes	64.9	65.7	263.9	290.4
Total expenses	3,296.0	3,410.5	15,853.8	14,588.5
Equity Investment Gains (Losses)	25.8	(6.1)	25.0	(6.1)
Gain on Sale of Interest in CENG	—	7,445.6	—	7,445.6
Net Gain (Loss) on Divestitures	202.3	(4.4)	245.8	(468.8)
Income (Loss) from Operations	406.7	7,428.2	(1,243.0)	7,981.0
Other Expenses	(27.1)	(81.0)	(76.7)	(140.7)
Fixed Charges
Interest expense	66.3	113.4	310.8	437.2
Interest capitalized and allowance for borrowed funds used during construction	(3.0)	(21.4)	(33.0)	(87.1)
Total fixed charges	63.3	92.0	277.8	350.1
Income (Loss) from Continuing Operations Before Income Taxes	316.3	7,255.2	(1,597.5)	7,490.2
Income Tax Expense (Benefit)	148.2	2,827.8	(665.7)	2,986.8
Net Income (Loss)	168.1	4,427.4	(931.8)	4,503.4
Less: Net Income Attributable to Noncontrolling Interests and BGE Preference Stock Dividends	8.3	6.2	50.8	60.0
Net Income (Loss) Applicable to Common Stock	$159.8	$4,421.2	$(982.6)	$4,443.4

Average Shares of Common Stock Outstanding - Basic	199.8	199.9	200.5	199.3
Average Shares of Common Stock Outstanding - Diluted	201.3	201.3	200.5	200.3

Earnings (Loss) Per Common Share - Basic	$0.80	$22.12	$(4.90)	$22.29

Earnings (Loss) Per Common Share - Diluted	$0.79	$21.96	$(4.90)	$22.19

Certain prior-period amounts have been reclassified to conform with the current period’s presentation.

Constellation Energy Group and Subsidiaries

Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
	2010	2009
	(In Millions)
ASSETS
Current Assets
Cash and cash equivalents	$2,028.5	$3,440.0
Accounts receivable (net of allowance for uncollectibles of $85.0 and $80.4, respectively)	2,059.2	1,778.2
Accounts receivable — consolidated variable interest entities (net of allowance for uncollectibles of $87.9 and $80.2, respectively)	308.9	359.4
Fuel stocks	361.1	314.9
Materials and supplies	104.3	93.3
Derivative assets	534.4	639.1
Unamortized energy contract assets (includes $400.9 and $371.3, respectively, related to CENG)	544.7	436.5
Restricted cash	52.0	2.7
Restricted cash — consolidated variable interest entities	52.3	24.3
Deferred income taxes	—	127.9
Other	407.2	244.4
Total current assets	6,452.6	7,460.7
Investments And Other Noncurrent Assets
Investment in CENG	2,991.1	5,222.9
Other investments	189.9	424.3
Regulatory assets (net)	374.1	414.4
Goodwill	77.0	25.5
Derivative assets	258.9	633.9
Unamortized energy contract assets (includes $ - and $400.9, respectively, related to CENG)	109.8	604.7
Other	286.3	304.2
Total investments and other noncurrent assets	4,287.1	7,629.9
Property, Plant And Equipment
Nonregulated property, plant and equipment	6,387.2	5,784.6
Regulated property, plant and equipment	7,201.7	6,749.9
Accumulated depreciation	(4,310.1)	(4,080.7)
Net property, plant and equipment	9,278.8	8,453.8
Total Assets	$20,018.5	$23,544.4
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings	$32.4	$46.0
Current portion of long-term debt	245.6	0.4
Current portion of long-term debt — consolidated variable interest entities	59.7	56.5
Accounts payable	1,072.6	916.3
Accounts payable — consolidated variable interest entities	189.8	234.2
Customer deposits and collateral	87.2	103.3
Derivative liabilities	622.3	632.6
Unamortized energy contract liabilities	130.5	390.1
Deferred income taxes	56.5	—
Accrued taxes	71.0	877.3
Accrued expenses	358.1	409.8
Other	351.5	374.2
Total current liabilities	3,277.2	4,040.7
Deferred Credits And Other Noncurrent Liabilities
Deferred income taxes	2,489.8	3,205.5
Asset retirement obligations	32.3	29.3
Derivative liabilities	353.0	674.1
Unamortized energy contract liabilities	411.1	653.7
Defined benefit obligations	574.7	743.9
Deferred investment tax credits	27.6	32.0
Other	296.0	388.8
Total deferred credits and other noncurrent liabilities	4,184.5	5,727.3
Long-Term Debt
Long-term debt, net of current portion	4,054.2	4,359.6
Long-term debt, net of current portion — consolidated variable interest entities	394.6	454.4
Equity
Common shareholders’ equity:
Common stock	3,231.7	3,229.6
Retained earnings	5,270.8	6,461.0
Accumulated other comprehensive loss	(673.3)	(993.5)
Total common shareholders’ equity	7,829.2	8,697.1
BGE preference stock not subject to mandatory redemption	190.0	190.0
Noncontrolling interests	88.8	75.3
Total equity	8,108.0	8,962.4
Total Liabilities And Equity	$20,018.5	$23,544.4

Certain prior-period amounts have been reclassified to conform with the current period’s presentation.

Constellation Energy Group and Subsidiaries

Generation Operating Statistics (Unaudited)

	Year Ended December 31,
			Oil &	Hydro &
	Nuclear *	Coal	Gas	Renewables	Other	Total
Generation by Fuel Type (%)
2010	45.0	37.4	12.6	2.9	2.1	100.0
2009	64.6	30.3	1.0	2.4	1.7	100.0

Thousands of MWH
2010	15,781	13,137	4,420	1,007	749	35,094
2009	29,809	13,964	464	1,110	768	46,115

* Nuclear statistics shown as 100 percent owned prior to Nov. 6, 2009, and 50.01 percent subsequently due to the formation of the CENG joint venture.

Utility Operating Statistics (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

ELECTRIC
Revenues (In Millions)
Residential
Excluding Delivery Service Only	$345.6	$351.1	$1,808.6	$1,864.0
Delivery Service Only	18.3	2.9	48.1	14.3
Commercial
Excluding Delivery Service Only	95.5	111.0	467.4	531.2
Delivery Service Only	63.5	62.7	249.5	245.0
Industrial
Excluding Delivery Service Only	5.8	6.8	28.7	30.4
Delivery Service Only	6.0	7.0	25.6	29.1
System Sales	534.7	541.5	2,627.9	2,714.0
Other	38.8	28.4	124.4	106.7
Total	$573.5	$569.9	$2,752.3	$2,820.7

Distribution Volumes (In Thousands) - MWH
Residential
Excluding Delivery Service Only	2,638	2,943	12,344	12,394
Delivery Service Only	523	147	1,490	457
Commercial
Excluding Delivery Service Only	809	902	3,707	3,945
Delivery Service Only	2,986	2,810	12,537	11,753
Industrial
Excluding Delivery Service Only	57	67	267	270
Delivery Service Only	529	678	2,519	2,757
Total	7,542	7,547	32,864	31,576

GAS
Revenues (In Millions)
Residential
Excluding Delivery Service Only	$131.3	$110.3	$427.0	$460.7
Delivery Service Only	7.0	5.2	22.1	19.0
Commercial
Excluding Delivery Service Only	31.1	29.7	109.0	129.1
Delivery Service Only	11.4	10.6	39.8	40.4
Industrial
Excluding Delivery Service Only	1.4	1.3	5.2	6.4
Delivery Service Only	4.8	5.0	16.7	15.2
System Sales	187.0	162.1	619.8	670.8
Off-System Sales	22.0	18.3	79.8	81.1
Other	2.3	1.1	9.8	6.4
Total	$211.3	$181.5	$709.4	$758.3

Distribution Volumes (In Thousands) - DTH
Residential
Excluding Delivery Service Only	13,003	11,835	37,791	37,889
Delivery Service Only	1,821	1,429	4,857	4,270
Commercial
Excluding Delivery Service Only	3,527	3,153	11,606	12,066
Delivery Service Only	7,218	5,746	24,329	25,046
Industrial
Excluding Delivery Service Only	173	160	595	635
Delivery Service Only	3,706	6,065	19,750	20,826
System Sales	29,448	28,388	98,928	100,732
Off-System Sales	4,513	3,639	14,711	17,542
Total	33,961	32,027	113,639	118,274

Utility operating statistics do not reflect the elimination of intercompany transactions.

Heating and Cooling Degree Days (Calendar-Month Basis)

Heating Degree Days - Actual	1,831	1,702	4,716	4,836
- Normal	1,694	1,684	4,726	4,718
Cooling Degree Days - Actual	21	13	1,122	729
- Normal	26	25	850	852

Constellation Energy Group and Subsidiaries

Supplemental Financial Statistics (Unaudited)

	Year Ended
	December 31,
	2010	2009
Effective Tax Rate	41.7%	39.9%

Equity Investment In Nonregulated Businesses — End of Period (In Millions)	$5,756.0	$6,784.6

Equity Investment In Regulated Business — End of Period (In Millions)	$2,073.2	$1,912.5

Common Stock Data

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009

Common Stock Dividends - Per Share
—Declared	$0.2400	$0.2400	$0.9600	$0.9600
—Paid	$0.2400	$0.2400	$0.9600	$1.1975

Market Value Per Share
—High	$33.18	$36.55	$38.73	$36.55
—Low	$27.64	$30.24	$27.64	$15.05
—Close	$30.63	$35.17	$30.63	$35.17

Shares Outstanding - End of Period (In Millions)	199.8	201.0	199.8	201.0

Book Value per Share - End of Period	$39.19	$43.27	$39.19	$43.27